Power of Attorney



     Know all men by these presents that I, Peter A.
Frizzell, residing at 4 Birchwood Lane, Sandwich, MA, do herby appoint Santo P. Pasqualucci as my true and lawful attorney-in-fact and agent with full power of substitution for me and in my name, place and stead, in any and all capacities to sign any and all forms necessary to comply with my reporting obligations under Section 16(a) of the Securities and Exchange Act of 1934, as amended ("Exchange
Act") including Securities and Exchange Commission ("SEC")
Forms 3,4 and 5 and any other similar filings as may be required from time to time, and to file the same with the SEC and the National Association of Securities Dealers,
Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act requisite and necessary to be done, as fully to all intents and purposes as I could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof. I acknowledge that this power of attorney hereby revokes any prior power of attorney that I have granted with respect to the aforementioned forms and reporting requirements.

     I acknowledge that the foregoing attorney-in-fact and agent, in serving in such capacity at my request is not assuming, nor is Falmouth Co-operative Bank or Falmouth Bancorp, Inc. assuming, any of my responsibilities to comply with Section 16(a) of the Exchange Act.


Dated: May 20, 2003



                                   /s/ Peter A. Frizzell
                                   Name: Peter A. Frizzell


Sworn to before me this
20 day of May, 2003


/s/Jeanne E. Alves
Jeanne E. Alves, Notary Public
My commission expires May 12, 2006